REINSTATEMENT OF, AND FIRST AMENDMENT TO,
                               AGREEMENT OF SALE

     This REINSTATEMENT OF, AND FIRST AMENDMENT TO, AGREEMENT OF SALE (this "First Amendment"), is entered into as of this 2nd day of February, 1996, by and between Lennar Partners, Inc., a Florida corporation ("Purchaser"), and Marietta Tower Partners, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

     WHEREAS, Purchaser and Seller entered into that certain Agreement of Sale dated as of December 19, 1995 (the "Agreement"), for the purchase and sale of the real property commonly known as 101 Marietta Tower, Atlanta, Georgia, and Seller's leasehold interest in the parking garage located at 79 Marietta Street, Atlanta, Georgia (as more particularly described in the Agreement). All capitalized words used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     WHEREAS, Purchaser has heretofore delivered to Seller a Due Diligence Termination Notice dated January 19, 1996 (the "Termination Notice"), terminating the Agreement.

     WHEREAS, Purchaser and Seller desire to reinstate and amend the Agreement upon the terms and conditions more fully set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereby as agree as follows:

     1. The Agreement is hereby reinstated and shall remain in full force and effect as if the Termination Notice had not been delivered, except that the Agreement shall be modified by the terms and conditions hereinafter set forth.

     2. Purchaser hereby acknowledges that the Inspection Period has expired and hereby waives its right to terminate the Agreement pursuant to Paragraph 7.1.

     3. Purchaser and Seller hereby acknowledge that the Ground Lessor Consent and the Ground Lessor Estoppel required to be delivered under Paragraph 8 have been delivered. Purchaser covenants and agrees that in consideration for the acceptance of the Ground Lessor Consent, Purchaser shall defend, indemnify and hold Seller and Affiliates of Seller harmless from any and all liability, cost and expense (including, without limitation, reasonable attorneys' fees, court costs and costs of appeal) suffered by Seller or Affiliates of Seller in connection with the Ground Lease, with respect to matters arising or accruing with respect to the period from and after the Closing Date.
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     4.   The first full sentence on Page 10 of the Agreement is deleted and the following is inserted in lieu thereof: "If the Lender fails to deliver the Lender Consent on or before February 12, 1996, (which Lender Consent shall be in the form of the Lender Consent received from Lender dated January 23, 1996 with the following sentence added to the first full paragraph thereof: 'There are no other or additional terms or conditions which govern or modify the Note or the Lien'), then either Purchaser or Seller shall have the option, upon written notice to the other, exercised no later than February 12, 1996, to terminate this Agreement, in which case this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser, together with interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations which expressly survive the termination of this Agreement."

     5. The second full sentence on Page 10 of the Agreement is deleted and the following is inserted in lieu thereof: "If this Agreement has not been terminated by either party in accordance with this Agreement on or before February 12, 1996, then the contingency shall have been waived and the parties will proceed to Closing; provided, however, that in the event the contingency is satisfied prior to February 12, 1996, either party may accelerate the Closing Date upon two (2) business days' prior written notice to the other."

     6. Purchaser hereby waives its right to terminate the Agreement pursuant to Paragraph 11.2 and Purchaser hereby acknowledges that Seller has satisfied the conditions contained therein.

     7. The reference to "Twenty-Nine Million Five Hundred Thousand and No/100 Dollars ($29,500,000)" contained in the second line of Paragraph 1 is hereby deleted and inserted in lieu thereof is the following: "Twenty-Six Million and No/100 Dollars ($26,000,000.00)".

     8. Paragraph 2.1 of the Agreement is hereby deleted and the following is inserted in lieu thereof: "Upon the reinstatement of this Agreement in accordance with that certain Reinstatement of, and First Amendment to, Agreement of Sale between Purchaser and Seller (the "First Amendment"), the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Earnest Money"), to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement"), in the form attached to the First Amendment as Exhibit A."

     9.   Paragraph 2.2 of the Agreement is hereby deleted in its entirety.

     10. The reference to "January 19, 1996" contained in the first line of Paragraph 9 is hereby deleted and inserted in lieu thereof is the following:
"February 14, 1996".

     11. The reference to "seventy-five percent (75%) to Purchaser" and "twenty-five percent (25%) to Seller" contained in penultimate line on Page 19 of the Agreement are hereby deleted and the following are inserted in lieu thereof, respectively: "thirty percent (30%) to Purchaser" and "seventy percent (70%) to Seller".

     12. The following parenthetical is inserted after the first word of the second line on Page 16 of the Agreement: "(including any unpaid amounts under the Service Contracts for the month of December, 1995)".

     13. The following sentence is inserted before the penultimate word of the fourth line on Page 16 of the Agreement: "All operating expenses, including, without limitation, maintenance, repair and administrative expenses and insurance costs, incurred after the Proration Date shall be paid by Purchaser."

     14. The following new sentences shall be inserted before the fifth full sentence on Page 16 of the Agreement: "Purchaser shall receive a credit at closing for the second installment of ad valorem real estate taxes on the Leasehold Property in the amount of $4,630.65; provided, however, that Purchaser shall promptly refund said amount upon receipt from Republic Parking, the subtenant under the Lease ("Republic"), of such amount. Purchaser shall use reasonable, good faith efforts to obtain said amount from Republic. Additionally, Purchaser shall receive a credit at Closing in the amount of $18,615.96, which amount represents the final amounts due to the Government under the G.S.A. Lease with respect to its Tenant Improvement Allowance."

     15. The first sentence of Paragraph 16.6 is amended by adding the following after the ultimate word therein: "and Seller and Purchaser acknowledge and agree that in no event shall Purchaser be required or obligated to institute a lawsuit against the Government to recover the Government Reconciliation Payment; provided, however, that Seller shall retain the right to institute an action against the Government for the collection of such Government Reimbursement Payment."

     16. The following sentence is inserted after the first sentence of Paragraph 16.6: "Purchaser and Seller acknowledge and agree that in the event Seller or Purchaser, respectively, institutes an action against the Government to recover the Government Reconciliation Payment, the party initiating such action shall bear all costs thereof, including, but not limited to, reasonable attorneys' fees and costs; provided, however, in the event either party pursues such an action against the Government with respect to collection of the Government Reconciliation Payment all such reasonable costs shall be reimbursed from any recovery and the remainder, if any, shall be distributed in proportion to the percentages hereinafter set forth."

     17. Notwithstanding any of the representations and warranties contained in Paragraph 20.2, Purchaser acknowledges that Republic has entered into a certain Commercial Lease Contract with Virgilio M. Reynante d/b/a Grace & Leilani's Tropical Fruit Stand (the "Fruit Stand Lease"), and Purchaser hereby waives any cause of action against Seller arising out of, or in connection with, the Fruit Stand Lease.

     18. The following is inserted after the first notice block for the Seller on Page 22: (708) 267-1600, (708) 317-4462 (FAX)".

     19. The following is inserted after the ultimate sentence of Paragraph 21: "Seller hereby acknowledges and agrees that Purchaser shall only be required to assume those obligations under the Construction Contract for which corresponding approval documentation from the Government exists for such obligations; provided, however, that Seller shall have up to thirty (30) days from Closing to provide such documentation or negotiate and document such approval by the Government, in which event upon delivery of such approval documentation to Purchaser by Seller, Purchaser shall promptly assume such obligations and shall promptly remit to Seller the amount equal to the associated profit payable to Seller pursuant to such approval documentation. The provisions of this Paragraph 21 shall survive Closing and the delivery of the Deed."

     20. Except as amended and modified hereby, the Agreement shall be and remain unmodified and in full force and effect in accordance with its terms, and each and every one of its provisions, as amended and modified by this First Amendment, are hereby ratified and affirmed.

     21. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.



     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the day and year first above written.

                         PURCHASER:

                         LENNAR PARTNERS, INC., a Florida corporation


                         By:  /s/Mark A. Griffith
                              ------------------------------------------
                         Name: Mark A. Griffith
                              ------------------------------------------
                         Its: Vice President
                              ------------------------------------------

                         SELLER:

                         MARIETTA TOWER PARTNERS, an Illinois limited partnership

                         By: BALCOR EQUITY PARTNERS-XVIII, an Illinois general partnership, its general partner

                              By:  BALCOR EQUITY PARTNERS-XVIII, INC., a
                                   general partner


                                   By:  /s/Philip Schechter
                                        -------------------------------------
                                   Name: Philip Schechter
                                        -------------------------------------
                                   Its: Authorized Agent
                                        -------------------------------------
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